Exhibit 4.29
English Translation of Chinese Original
Subscription Agreement
between
China National Petroleum Corporation
And
PetroChina Company Limited
And
China Petroleum Finance Company Limited
Dated March 25, 2010

This agreement (this “Agreement”) is entered into by and among the following parties on March 25, 2010 in Beijing:
Party A: China National Petroleum Corporation, a state-owned enterprise established and existing under the laws of the People’s Republic of China (“PRC”), with its registered office at Liupukang, Xicheng District, Beijing;
Party B: PetroChina Company Limited, a joint stock company established and existing under the PRC law, with its registered office at 16 Ande Road, Dongcheng District, Beijing; and
Party C: China Petroleum Finance Company Limited, a company with limited liability established and existing under the laws of the People’s Republic of China, with its registered office at 5 Gulouwai Dajie, Xicheng District, Beijing.
For purpose of this Agreement, Party A, Party B and Party C, shall collectively be referred to as the “Parties” and each a “Party”. Upon friendly negotiation, the Parties reach an agreement with respect to Party B’s increase of its investment in cash to Party C.
NOW THEREFORE, for purpose of specifying the rights and obligations of the Parties, the Parties hereby enter into this Agreement.
Article 1 Definitions
“Capital Increase” means the contribution of RMB 9.618 billion in cash by Party B to subscribe for Party C’s additional registered capital in the amount of RMB 2.441 billion, with the rest amount of RMB 7.177 billion to be recorded as the capital reserve of Party C.
“Base Date” means the audit and valuation base date for this Capital Increase, which is June 30, 2009.
“Contingent Liabilities” means liabilities of Party C resulted from any of its discounted commercial acceptance bills, any pending litigation or arbitration, any administrative penalties, claims or the assumption of any guarantee provided for any third party.
“Asset Valuation Report” means the Asset Valuation Report on the Capital Increase Project of China Petroleum Finance Company Limited numbered Zhong Feng Ping Bao Zi (2009) No. 021 issued by Beijing Zhongfeng Asset Valuation Co., Ltd. on December 10, 2009.
“Closing Date” means the date determined in accordance with Article 4.1 of this Agreement on which Party B pays the amount of the additional capital contribution to Party C upon the satisfaction of the conditions precedent to the Capital Increase.
“Transitional Period” means the period from the Base Date to the Closing Date.
“Day” means a calendar day.
“Business Day” means any day that is not a Saturday, a Sunday, a PRC public holiday or any other day on which banks are required or authorized by PRC law to be closed.
“RMB” means Renminbi.
Article 2 Capital Increase

2.1 The Parties agree that the total amount of the additional capital contribution invested by Party B shall be RMB 9.618 billion, of which RMB 2.441 billion shall be recorded as the registered capital and RMB 7.177 billion shall be recorded as the capital reserve, and Party B shall make all such contribution in cash.
2.2 The pricing of the Capital Increase shall be determined by the Parties through consultation on the basis of fairness and equality, by reference to Party C’s total shareholders’ interests as of the Base Date and the total amount of registered capital of Party C prior to the Capital Increase, in each case, set forth under the Asset Valuation Report.
2.3 Upon the completion of the Capital Increase, the registered capital of Party C will be increased from RMB 3 billion to RMB 5.441 billion, and the shareholding percentage of Party A and Party B will be respectively changed from 92.5% to 51% and 7.5% to 49% respectively.
Article 3 Condition Precedent to the Capital Increase
3.1 Party B shall pay Party C the amount of additional capital contribution upon the satisfaction of the following conditions precedent:
3.1.1 The Capital Increase has been effectively approved by the internal competent decision-making authority of both Party A and Party B;
3.1.2 The Capital Increase, including, but not limited to (i) the capital increase proposal; (ii) change of the registered capital, shareholding structure and amendment of the articles of association; and (iii) any other matters related to the Capital Increase, has been effectively approved by the internal competent decision-making authority of Party C;
3.1.3 The Capital Increase has been approved by the competent banking regulatory authority;
3.1.4 The covenants, representations and warranties made by the Parties hereunder shall be true and accurate.
3.2 The Parties shall make best efforts to satisfy the above conditions precedent as soon as possible, and shall timely notify the other Parties of the progress of such conditions precedent during the process of achieving the same. Each of the Parties agree to provide with other Parties documents and materials reasonably required by such other Parties in the performance of their obligations under the conditions precedent.
Article 4 Contribution of Additional Capital, Capital Verification
and Registration of the Changes with AIC
4.1 Party B shall remit the amount of additional capital contribution in a lump sum to the account designated by Party C within fifteen (15) Business Days from the satisfaction by Party B of the conditions precedent hereunder.
4.2 The Parties agree that upon the remittance by Party B of the amount of additional capital contribution, Party C shall be responsible to retain an accounting firm with required qualification to conduct capital verification and issue a capital verification report within three (3) Business Days from the date the designated account of Party C receives the amount of additional capital contribution from Party B.

4.3 Upon the remittance by Party B of the amount of additional capital contribution to the account designated by Party C, Party C shall, at its own expense, perform the required formalities with competent administration of industry and commerce (“AIC”) with respect to the registration of the capital increase. Party A and Party B shall use their best efforts to cooperate with Party C to complete such registration as soon as possible.
Article 5 Capital Contribution Certificate and Shareholder Register
Party C shall issue new capital contribution certificates and prepare a new shareholder register based on the actual amount of capital contribution from Party A and Party B, in accordance with the PRC Company Law, other relevant laws and regulations and the provisions hereunder.
Article 6 Arrangements during the Transitional Period
6.1 The Parties agree that the losses and profits of Party C during the Transitional Period shall be assumed by Party A and Party B based on the proportion of their respective shareholding in Party C prior to the Capital Increase.
6.2 The Parties agree that the losses and profits of Party C incurred after the Closing Date (including the Closing Date) shall be assumed by Party A and Party B based on the proportion of their respective shareholding in Party C after the Capital Increase.
6.3 (i) Any Contingent Liabilities incurred prior to the Closing Date, and (ii) any operating losses incurred prior to the Closing Date which have not been provided against prior to the Closing Date, shall be assumed by Party A and Party B based on the proportion of their respective shareholding prior to the Capital Increase.
Article 7 Representations and Warranties of the Parties
7.1 The Parties to this Agreement (i) are independent legal persons established and existing under the PRC law; (ii) are not subject to any wind-up or dissolution under applicable laws, regulations, rules, regulatory documents or their respective articles of association; and (iii) have independent legal standing and full civil capacity.
7.2 The execution and performance by each of the Parties of this Agreement neither violate any laws, regulations, rules or any governmental authorization or approval nor conflict with any contract or agreement to which it is a party or its assets is subject.
7.3 The execution and performance of this Agreement does not violate any other legal obligations of each of the Parties.
Article 8 Liability for Breach of Agreement
The Parties shall perform this Agreement in good faith. In case the purpose of this Agreement fails to be achieved due to any failure of either Party to perform its obligations hereunder, the defaulting Party shall compensate the other Parties for any financial losses arising therefrom.

Article 9 Amendment
This Agreement may not be amended or modified except by an instrument in writing signed by the Parties upon mutual agreement.
Article 10 Governing Law
The formation, effectiveness and construction of, and the resolution of the disputes in connection with this Agreement shall be governed by the PRC law.
Article 11 Dispute Resolution
Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through friendly negotiation. In case of failure of such negotiation, either Party may refer such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in Beijing in accordance with the then effective arbitration rule of CIETAC. The arbitral award shall be final and binding upon the Parties.
Article 12 Confidentiality
Except any disclosure required by laws, administrative regulations, governmental authorities or any other regulatory authorities, neither Party may disclose this Agreement and any confidential information to any third party without consent of other Parties, provided that the Parties may disclose the same to their respective shareholders, counsel and financial advisor.
Article 13 Notification
13.1 All notices shall be in writing and shall be given by facsimile, email, mail or via personal delivery to the Parties at the following addresses, together with sufficient explanation and/or details regarding the matters set forth therein.
If to Party A:
9 Dongzhimen North Avenue,
Dongcheng District,
Beijing, 100007
Attention: Wu, Xiaochun
Tel: 010-5998 3132
Fax: 010-6209 4567
If to Party B:
9 Dongzhimen North Avenue,
Dongcheng District,
Beijing, 100007
Attention: Li, Jian
Tel: 010-5998 6755
Fax: 010-6209 9437

If to Party C:
9 Dongzhimen North Avenue,
Dongcheng District,
Beijing, 100007
Attention: Wu, Lincai Liu, Chang
Tel: 010-5998 3676  010-5998 3609
Fax: 010-6209 6988  010-6209 6991
13.2 Any such notices given by facsimile, email or via person delivery shall be deemed duly delivered on the date of sending or delivery, unless the other Party provides contrary evidence proofing that it does not receive such notices.
13.3 Any such notices given by mail shall be deemed duly delivered three Business Days after the date it is consigned to the post office, unless the other Party provides contrary evidence proofing that it does not receive such notices.
13.4 In case of any change of the contact information of either Party hereto, such Party shall notify the other Parties with five Business Days notice in writing.
Article 14 Force Majeure
14.1 In case of any unforeseeable or unavoidable event, including but not limited to, earthquake, typhoon, flood, fire and war (“Force Majeure Event”), which makes it impossible for the affected Party to perform this Agreement or to perform this Agreement in accordance with the terms and conditions agreed hereunder, the Parties shall determine whether to terminate this Agreement or partially release the affected Party from performing its obligations hereunder, or delay the performance of this Agreement.
14.2 In the event that it is impossible for the Parties to perform this Agreement or to perform this Agreement in accordance with the terms and conditions agreed hereunder due to change of applicable laws or policies of the State, the Parties shall consult with each other on whether to terminate this Agreement or partially release the Parties from their obligations hereunder.
14.3 The Party affected by the Force Majeure Event shall immediately notify the other Party of such Force Majeure Event and provide, within 15 days from the occurrence of such event, a valid document proving the occurrence of the same. Such documents shall be issued by a notary public located at the place where the Force Majeure Event happens.
Article 15 Effectiveness and Other Provisions
15.1 This Agreement shall become effective after (i) being executed by the Parties and (ii) the Parties obtain all the necessary corporate authorization and approval for the execution and performance of the same.
15.2 This Agreement shall be executed in twelve copies, with each of the Parties to hold two, and the remaining copies for the performance of relevant formalities, and each of the copy shall have the same legal effect.
[end of text]

[Signature Page]
Party A: China National Petroleum Corporation
Legal representative or authorized representative: /s/
(signature and corporate seal)
Party B: PetroChina Company Limited
Legal representative or authorized representative: /s/
(signature and corporate seal)
Party C: China Petroleum Finance Company Limited
Legal representative or authorized representative: /s/
(signature and corporate seal)